Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

between

TREX COMMERCIAL PRODUCTS, INC.,

a Delaware corporation,

TREX COMPANY, INC.,

a Delaware corporation,

and

Sightline Commercial Solutions LLC,

a Minnesota limited liability company,

dated as of

December 30, 2022

Execution Copy

i

Execution Copy

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 30, 2022 (the “Effective Date”), is entered into between TREX COMMERCIAL PRODUCTS, INC., a Delaware corporation (“Seller”), TREX COMPANY, INC., a Delaware corporation (“Seller’s Owner”) and Sightline Commercial Solutions LLC, a Minnesota limited liability company (“Buyer”).

RECITALS

A. Seller is engaged in the business of designing and installing commercial railing systems and staging equipment (the “Business”);

B. Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

C. A portion of the purchase price payable by Buyer to Seller shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein); and

D. Seller’s Owner owns all of the equity securities of Seller and will materially benefit from the consummation of the transaction contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Ancillary Documents” means the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Assignment and Assumption of Lease,

Sublease Agreement, the Transition Services Agreement, and the other agreements, instruments and documents required to be delivered at the Closing listed in Section 3.02.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(v).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Financial Statements” has the meaning set forth in Section 4.04.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(m).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Minneapolis, Minnesota, are authorized or required by Law to be closed for business.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means BAKER TILLY US, LLP.

“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the close of business on the Closing Date, calculated consistently with the Working Capital Methodology.

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(a)(i), and shall be calculated consistently with the Working Capital Methodology.

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the current assets of the Business included in the line items set forth on Section 2.06(a)(i) of the Disclosure Schedules and only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Section 2.06(a)(i) of the Disclosure Schedules and only to the extent assumed pursuant to the terms of this Agreement.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement. Any information disclosed pursuant to any particular Schedule will be deemed to be disclosed to the extent that such disclosure is reasonably apparent on its face to enable a reasonable person to determine that such disclosure qualifies or otherwise applies to other sections of the Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(b)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets or as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Environmental Professional” means an individual licensed by a Governmental Authority to act on behalf of such Governmental Authority to oversee environmental site investigation and remediation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means UMB Bank, n.a., a national banking association organized and existing under the laws of the United States of America.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and the Escrow Agent at the Closing, substantially in the form of Exhibit A.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(b).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(l).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.07(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, including Environmental Professionals (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Escrow Amount” means $412,500.

“Indemnification Escrow Fund” has the meaning set forth in Section 3.02(c)(ii).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.06(b)(iii).

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (i) all other intellectual or industrial property and proprietary rights associated with the Business.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof, but excluding the name “Trex” and all Intellectual Property associated with the “Trex” name.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(c).

“Knowledge of Buyer or Buyer’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Javon Bea and Matthew Williams, after reasonable inquiry.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Bill Gupp, Amy Fernandez, Bryan Fairbanks, Chad Bailey, Tim White, Laura Preston, Jon Chase, Chad Benning, and Dennis Schemm, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Leases” has the meaning set forth in Section 4.10(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other Persons, including any of Seller’s Affiliates, which is used or held for use in the conduct of the Business as currently conducted.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business taken as a whole, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any natural disaster (including earthquake, hurricane, tornado, storm, flood, fire, volcanic eruption, or similar occurrence), changes in climate or weather conditions, or global health conditions (including any epidemic, pandemic, or disease outbreak (vi) any action required or permitted by this Agreement, except pursuant to Section 4.03 and Section 6.04; (vii) any changes in applicable Laws or accounting rules, including GAAP; or (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (including (A) the disclosure of the identity of Buyer, (B) any communication by Buyer regarding the plan or intentions of Buyer with respect to the conduct of the Business or relating to the Transactions contemplated hereby, and (C) the threatened or actual impact on relationships of the Business with customers, vendors, suppliers, distributors, landlords, or employees (including the threatened or actual termination, suspension, modification, or reduction of such relationships)), or any action required or permitted by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Multiemployer Plan” has the meaning set forth in Section 4.19(c).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(a)(ii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Product Warranty Claims” means any claims or suits, whether existing as of Closing or asserted at any time thereafter, by any Person for breach of any express or implied, written warranty applicable to any product manufactured by Seller on or prior to the Closing Date, including, but not limited to, the Lumina, Madison Heights and Legacy West matters in Section 4.16 of the Disclosure Schedules.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.19(c).

“R&W Policy” means that certain representations and warranties insurance policy obtained by the Buyer providing coverage for breaches of the representations and warranties made in this Agreement.

“Real Property” means the Leased Real Property.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(b)(ii).

“Restricted Business” means the manufacture, design, engineering, and installation of commercial railing systems, structural glass/glazing solutions, metal panel walls, metal panel solutions, sunshades, canopies, and trellises. Notwithstanding the foregoing, “Restricted Business” shall not include (a) the current and future business of Seller’s Owner with respect to the manufacture and sale of its products, which does not include custom engineered solutions, primarily for commercial use or (b) business related to Seller’s Owner’s license agreements as described in its Form 10-K. For purposes of clarification, Restricted Business shall specifically include the business of the manufacture, sale or installation of custom engineered railing, platforms, and staging systems.

“Restricted Period” has the meaning set forth in Section 6.03(a).

“Review Period” has the meaning set forth in Section 2.06(b)(i).

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(i).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller’s Accountants” means Ernst & Young, LLP.

“Seller’s Owner” has the meaning set forth in the preamble.

“Single Employer Plan” has the meaning set forth in Section 4.19(c).

“Statement of Objections” has the meaning set forth in Section 2.06(b)(ii).

“Sublease Agreement” has the meaning set forth in Section 3.02(a)(v).

“Tangible Personal Property” has the meaning set forth in Section 2.01(f).

“Target Working Capital” means $18,500,000, calculated consistently with the Working Capital Methodology.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(vi).

“Undisputed Amounts” has the meaning set forth in Section 2.06(b)(iii).

“Union” has the meaning set forth in Section 4.20(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Methodology” means calculations and methodologies as described in Section 2.06(a)(i) of the Disclosure Schedules.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) Reserved;

(b) all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto (“Accounts Receivable”);

(c) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(d) all Contracts to which Seller is a party, including Intellectual Property Agreements, set forth on Section 2.01(d) of the Disclosure Schedules (the “Assigned Contracts”);

(e) all Intellectual Property Assets;

(f) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property whether as owner, lessor, lessee or otherwise (the “Tangible Personal Property”);

(g) all Leased Real Property;

(h) all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules;

(i) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(j) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees and other current assets reflected on the final Closing Working Capital Statement;

(k) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(l) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities (other than a refund of premiums);

(m) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(n) all goodwill and the going concern value of the Business.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) All cash and cash equivalents;

(b) contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(c) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization, governance, maintenance and existence of Seller as a corporation;

(d) all Benefit Plans and rights in connection with and assets thereof;

(e) the assets, properties and rights specifically set forth on Section 2.02(e) of the Disclosure Schedules;

(f) the name “Trex” and all Intellectual Property associated with the “Trex” name;

(g) any Books and Records maintained by Seller’s Owner;

(h) any interest or right to any refunds, rebates, offsets, credits or carry forwards with respect to Taxes of Seller or income tax deposits;

(i) any intercompany receivable due from Seller’s Owner;

(j) any insurance policies maintained by Seller or its Affiliates;

(k) any attorney-client, work product or similar privilege of Seller or otherwise relating to or arising out of the Business as a result of legal counsel representing Seller in connection with the Transactions or any of the Ancillary Agreements; and

(l) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that are reflected on the final Closing Working Capital Statement;

(b) other current liabilities related to the Business that are reflected on the final Closing Working Capital Statement, including accrued expenses, customer deposits and billings in excess of revenue;

(c) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation (except for Product Warranty Claims) by Seller on or prior to the Closing;

(d) all Product Warranty Claims;

(e) up to $60,000 attributable to a Sales-Tax Liability, as reflected in the Closing Working Capital Statement, with respect to that certain sales tax audit by the California Department of Tax and Fee Administration, for the taxable years 2018-2020 (the “CA Sales Tax Liability”); provided, however, if the audit results in the CA Sales Tax Liability exceeding $60,000, Seller shall be responsible, dollar for dollar, for the total CA Sales Tax Liability in excess of $60,000, and, if the audit results in the CA Sales Tax Liability being less than $60,000, Seller shall be entitled to, dollar for dollar, the difference between the total CA Sales Tax Liability and $60,000; and

(f) all other liabilities not otherwise the subject of clause (a) through (d) of this Section 2.03., only to the extent relating to or arising out of the conduct of the Business or the operation of the Purchased Assets from and after the Closing.

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) unless reflected on the final Closing Working Capital Statement, any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.10; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date, other than Product Warranty Claims;

(e) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(f) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller, excluding valid Product Warranty Claims;

(g) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller unless reflected on the final Closing Working Capital Statement;

(h) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, with respect to conditions and events that occurred prior to Closing, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments, except as set forth on the final Closing Working Capital Statement;

(i) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(j) any trade accounts payable of Seller (i) to the extent not accounted for on the final Closing Working Capital Statement; or (ii) which constitute debt, loans or credit facilities to financial institutions;

(k) any intercompany payables owing to Seller’s Owner;

(l) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(m) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(n) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(o) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(p) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be Eight Million Two Hundred Fifty Thousand and 00/100 ($8,250,000.00) subject to adjustment pursuant to Section 2.06 hereof (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as provided in Section 3.02.

Section 2.06 Purchase Price Adjustment.

(a) Post-Closing Adjustment.

(i) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller (A) a statement setting forth its calculation of Closing Working Capital, which statement shall be substantially in the form of Section 2.06(a)(i) of the Disclosure Schedules (the “Closing Working Capital Statement”), and (B) a certificate of the Chief Financial Officer of Buyer certifying that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Section 2.06(a)(i) of the Disclosure Schedules.

(ii) The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Target Working Capital ($18,500,000). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment, up to a cap of $500,000. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment, up to a cap of $500,000; provided, however, if the Post-Closing Adjustment is a negative number equal to or greater than $3,200,000 (the “Negative Adjustment Threshold”), Seller shall pay to Buyer an amount equal to $500,000, plus, on a dollar for dollar basis, the amount by which Post-Closing Adjustment exceeds the Negative Adjustment Threshold. By way of example only, if the Closing Working Capital equals $14,300,000, the Post-Closing Adjustment shall equal negative $4,200,000, and Seller shall pay to Buyer an amount equal to $1,500,000, calculated as follows:

$500,000 + ($4,200,000 - $3,200,000) = $1,500,000.

(b) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Deloitte LLP, located in Minneapolis, Minnesota, or, if Deloitte LLP is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(c) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within fifteen (15) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to, but excluding, the date of payment at a rate per annum equal to six percent (6%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within thirty (30) days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within fifteen (15) days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall timely file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Allocation Schedule and in accordance with Section 1060 of the Code and the Treasury regulations thereunder.

Section 2.08 Reserved.

Section 2.09 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.09 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held remotely by exchange of documents and signatures (or their electronic counterparts), on the Effective Date. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) the Escrow Agreement duly executed by Seller;

(ii) a bill of sale in the form of Exhibit B attached to this Agreement (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(iii) an assignment and assumption agreement in the form of Exhibit C attached to this Agreement (“Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and undertaking and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv) assignments in the form of Exhibit D-1 and Exhibit D-2 attached to this Agreement (the “Intellectual Property Assignments” and “Patent Assignments,” respectively) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(v) with respect to each Lease, an Assignment and Assumption of Lease (each, an “Assignment and Assumption of Lease”) or Sublease Agreement (“Sublease Agreement”), each in form and substance satisfactory to Buyer, and duly executed by Seller, and consented to by applicable landlords;

(vi) the Transition Services Agreement in the form of Exhibit E attached to this Agreement (the “Transition Services Agreement”) and duly executed by Seller;

(vii) the Seller Closing Certificate;

(viii) the FIRPTA Certificate;

(ix) the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(j) and Section 7.02(k); and

(x) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Purchase Price less the Indemnification Escrow Amount by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii) the Escrow Agreement duly executed by Buyer;

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(v) the Transition Services Agreement duly executed by Buyer;

(vi) the Buyer Closing Certificate;

(vii) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(g) and Section 7.03(h).

(c) At the Closing, Buyer shall deliver to the Escrow Agent:

(i) the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Seller set forth in ARTICLE VIII; and

(ii) the Escrow Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller and Seller’s Owner, jointly and severally, represent and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware, and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract), provided, however that, in the case of Section 4.03 (b) or (c), excluding any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that arise as a result of any facts or circumstances caused by Buyer; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act, other than any actions or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.04 Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of the Business as at December 31, 2021, in each of the years 2018, 2019, and 2020, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at September 30, 2022, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Financial Statements, the “Financial Statements”) have been delivered to Buyer. Except as set forth in Section 4.04 of the Disclosure Schedules, (a) the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements), and (b) the Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of September 30, 2022, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, the Business has been conducted in the ordinary course of business consistent with past practice, and there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) declaration or payment of any dividends or distributions on or in respect of any of Seller’s capital stock or redemption, purchase or acquisition of Seller’s capital stock;

(c) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e) except as set forth in Section 4.07 of the Disclosure Schedules, entry into any Contract that would constitute a Material Contract;

(f) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Interim Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(h) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(i) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(j) abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality of any Trade Secrets included in the Intellectual Property Assets;

(k) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(l) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(m) material capital expenditures which would constitute an Assumed Liability;

(n) imposition of any Encumbrance upon any of the Purchased Assets;

(o) except as set forth in Section 4.06 of the Disclosure Schedules, (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $5,000 or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(p) hiring or promoting any person as or to (as the case may be) an officer, or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(q) except as set forth in Section 4.06(q) of the Disclosure Schedules, adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(s) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t) except as set forth in Section 4.06 (t) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(u) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Material Contracts.

(a) Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(a) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled without penalty or without more than ninety (90) days’ notice;

(ii) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii) all Contracts with any Governmental Authority (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all joint venture, partnership or similar Contracts;

(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiii) all collective bargaining agreements or Contracts with any Union; and

(xiv) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b) Each Material Contract is, in all material respects and to the Knowledge of Seller, valid and binding on Seller in accordance with its terms and is in full force and effect, unless expired or terminated in accordance with its terms. None of Seller or, to Seller’s Knowledge, any other party thereto is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.08 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.08 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property and are not a matter of record; or

(e) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09 Condition and Sufficiency of Assets. Except as set forth in Section 4.09 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are, taken as a whole, structurally sound, ordinary wear and tear excepted, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted for the twelve (12) months prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.10 Real Property.

(a) Reserved.

(b) Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d) The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Assets, except trade secrets, that are used, or held for use, in the conduct of the Business as currently conducted.

(b) Section 4.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements: (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Seller’s ownership or use of any Intellectual Property in the conduct of the Business as currently conducted, in each case identifying the Intellectual Property covered by such Intellectual Property Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c) Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as presently conducted. Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under Applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect Seller’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted and as proposed to be conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on identical terms as they were owned or available for use by Seller immediately prior to the Closing.

(e) All of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

(f) To the Knowledge of Seller, the conduct of the Business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. During the previous six (6) years, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets (“IP Action”). To Seller’s Knowledge there are no facts or circumstances that could reasonably be expected to give rise to any such IP Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets.

(h) Reserved.

(i) All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted and as proposed to be conducted. In the past five (5) years there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business that has not been remedied. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j) Seller has complied with all applicable Laws and all internal publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past five (5) years, Seller has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 4.12 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to net realizable value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 4.13 Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the Interim Balance Sheet Date (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) except as set forth in Section 4.13 of the Disclosure Schedules, to the Knowledge of Sellers constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are evidenced by an invoice rendered to the customer. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.14 Customers and Suppliers.

(a) Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business a complete listing of (i) the top twenty (20) customers of the Seller based on the outstanding revenue to be recognized as calculated in the November 30, 2022 backlog report (collectively, the “Material Customers”); and (ii) the remaining revenue not yet recognized. Except as set forth in Section 4.14(a) of the Disclosure Schedules, Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business a complete listing of (i) the top twenty (20) suppliers of the Seller based on invoice value since June 2021 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier for each of the following periods: (i) 2022 YTD (Jan-Nov 2022; (ii) TTM 2022 (Dec 2021-Nov 2022) and; (iii) 2021 (Jun 2021-Dec 2021). Except as disclosed on Section 4.14(b) of the Disclosure Schedules, Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15 Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller for the previous five (5) years. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound.

Section 4.16 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened in writing against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.17 Compliance With Laws; Permits.

(a) Seller has complied, and is now complying, in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

(c) This Section 4.17 does not apply with respect to any infringement, misappropriation or other unauthorized use of Intellectual Property Assets, or any Taxes,

Environmental Laws and any Environmental Permits required thereunder, labor relations matters or employee benefits matters.

Section 4.18 Environmental Matters.

(a) The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance in all material respects with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) Except as set forth in Section 4.18(d) of the Disclosure Schedules, there has been no Release of Hazardous Materials in contravention of any Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business since they were owned, operated or leased by Seller (or, to the Knowledge of Seller, previously), and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e) Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

(f) Section 4.18(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets as to which Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(g) Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Seller has provided or otherwise made available to Buyer and listed in Section 4.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) To Seller’s Knowledge, as of the Closing Date, there is no condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

(j) Seller owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 4.18(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Seller is not aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

Section 4.19 Employee Benefit Matters.

(a) Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each material “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other material employee plan or agreement sponsored or maintained by Seller or by any ERISA Affiliate, including any material bonus or other incentive compensation plans, equity or equity-based compensation plans, pension or deferred compensation arrangements, severance plans, medical insurance, and life insurance plans or programs, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: each material Employee Benefit Plan disclosed on Section 4.19(a) of the Disclosure Schedules, (ii) the most recent annual reports on Form 5500 required to be filed with the DOL with respect to each Employee Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Employee Benefit Plan for which such summary plan description is required.; and (iv) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Except as set forth in Section 4.19(c) of the Disclosure Schedules, or as would not have a Material Adverse Effect, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, and the Code, and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the loss of the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each a “Single Employer Plan”) in which employees of the Business or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Business which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d) Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangement (MEWA).

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan/except as set forth in Section 4.19(e) of the Disclosure Schedules, no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by Seller or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) neither Seller nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans on the Closing Date would not result in any material liability to Seller and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) except as set forth in Section 4.19(e) of the Disclosure Schedules, no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or “a multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

(f) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.

(g) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) Except as explicitly contemplated under the terms of this Agreement or as set forth in Section 4.19(j) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-

up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 4.20 Employment Matters.

(a) Seller shall provide a complete and accurate list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.20(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b) Seller is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of Seller, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c) Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Seller is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 4.20(c), there are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Business, including, without limitation, any charge, investigation, or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d) Seller has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act or any liability thereunder.

(e) With respect to each Government Contract, Seller is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Seller is not, and has not been for the past five (5) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA. Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. Seller is in compliance with and has complied with all immigration laws, including any applicable mandatory E-Verify obligations.

Section 4.21 Taxes.

(a) All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Except as set forth in Section 4.21(e) of the Disclosure Schedules, Seller is not a party to any Action by any taxing authority and there are no pending or threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i) None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(j) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 4.23 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.24 No Other Representations and Warranties. SELLER AND SELLER’S OWNER HAS NOT MADE, NOR SHALL BE DEEMED TO HAVE MADE, AND NEITHER SELLER NOR ANY OF ITS DIRECTORS, STOCKHOLDERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES IS LIABLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES, GUARANTIES, PROMISES OR STATEMENTS PERTAINING TO SELLER OR THE PURCHASED ASSETS, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR ANY CERTIFICATE DELIVERED AT THE CLOSING BY ANY SUCH PERSONS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Minnesota.

Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party; provided, however that, in the case of Section 5.03 (b) or (c), excluding any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect or that arise as a result of any facts or circumstances caused by Seller. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby on a timely basis.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06 Full Disclosure. No representation or warranty by Buyer in this Agreement and no statement contained in any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 5.07 Financing. Buyer has, on the date hereof, the financial capability and all sufficient cash on hand necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, and will have all such capability as of the Closing Date. Buyer affirms that it is not a condition to Closing or to any of its obligations under this Agreement that Buyer obtain financing for the transactions contemplated by this Agreement.

Section 5.08 Independent Investigation; Seller Representations.

(a) Buyer is an informed and sophisticated purchaser, and has engaged professional advisors, experienced in the evaluation and purchase of the Business as contemplated by this Agreement.

(b) Buyer has conducted its own independent investigation, review and analysis of the Business, the Purchased Assets and the Assumed Liabilities. Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

(c) In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or its Representatives (except the specific representations and warranties of Seller set forth in this Agreement, in any Ancillary Agreement, or any certificate or other writing delivered pursuant to this Agreement or such Ancillary Agreements). Buyer hereby agrees and acknowledges that (a) other than the representations and warranties explicitly made in this Agreement and in the Ancillary Agreements, none of Seller, its Affiliates, nor any of their respective Representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Business, the Purchased Assets or the Assumed Liabilities, and (b) other than the indemnification obligations of Seller set forth in Article VIII, and in any Ancillary Agreement, none of Seller, its Affiliates, or any of their Representatives will have or be subject to any liability or indemnification obligation to Buyer or to any other Person resulting from the distribution to Buyer, its Affiliates or Representatives of, or Buyer’s use of, any information relating to the Business, the Purchased Assets or the Assumed Liabilities, including any information, documents or material made available to Buyer, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Buyer or in any other form in expectation of the Transactions.

(d) BUYER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS, AND ANY CERTIFICATES OR OTHER WRITINGS DELIVERED IN CONNECTION THEREWITH. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS, AND ANY CERTIFICATES OR OTHER WRITINGS DELIVERED IN CONNECTION THEREWITH, SELLER EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WITH RESPECT TO THE PURCHASED ASSETS, THE ASSUMED LIABILITIES AND THE BUSINESS, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY, IMPLIED OR ARISING BY INDUSTRY CUSTOM OR COURSE OF DEALING, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, QUALITY OR NONINFRINGEMENT. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH IN THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS, AND ANY CERTIFICATES OR OTHER WRITINGS DELIVERED IN CONNECTION THEREWITH, BUYER TAKES THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES AND THE BUSINESS “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” BUYER ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER IS NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING ANY FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS.

ARTICLE VI

COVENANTS

Section 6.01 Employees and Employee Benefits.

(a) Commencing on the Closing Date, Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and Buyer shall offer employment, on an “at will” basis, to a sufficient number of employees to avoid any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.01.

(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date, unless any such amounts are reflected on the final Closing Working Capital Statement, in which case Buyer is responsible for such amounts.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d) Effective as soon as practicable following the Closing Date, Seller, or any applicable Affiliate, shall, if legally able to do so, effect a transfer of assets and liabilities (including outstanding loans) from the defined contribution retirement plan that it maintains, to the defined contribution retirement plan maintained by Buyer, with respect to those employees of the Business who become employed by Buyer, or an Affiliate of Buyer, in connection with the transactions contemplated by this Agreement. Any such transfer shall be in an amount sufficient to satisfy Section 414(l) of the Code. Upon the transfer of assets and liabilities into Buyer’s plan, all transferred account balances from Seller’s plan shall become fully vested.

(e) Each employee of the Business who becomes employed by Buyer in connection with the transactions contemplated by this Agreement shall be eligible to receive the salary and benefits maintained for employees of Buyer on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Buyer.

(f) Each employee of the Business who becomes employed by Buyer in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with the Seller prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Buyer’s defined contribution retirement plan.

(g) Nothing herein express or implied by this Agreement shall confer upon any employee of the Business, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement. The covenants contained in this Section 6.01 are agreements solely between Seller and Buyer for each other’s benefit and nothing contained in this Section shall be deemed to be or construed as amending any Employee Benefit Plan.

Section 6.02 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.03 Non-Competition; Non-Solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.01(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.03(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Seller acknowledges that a breach or threatened breach of this Section 6.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Seller acknowledges that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.04 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 6.04 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.05 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.05 where such access would violate any Law.

Section 6.06 Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.07 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.08 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.09 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset which is otherwise properly due and owing to Buyer, Seller or its Affiliate shall remit such funds to Buyer within thirty (30) days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset which is otherwise properly due and owing to Seller or any of its Affiliates, Buyer or its Affiliate shall remit any such funds to Seller within thirty (30) days after its receipt thereof.

Section 6.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne equally between Buyer and Seller and paid one-half by Seller and one-half by Buyer when due. Seller shall timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary and pay one-half of any Taxes or fees due).

Section 6.11 Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.12 R&W Policy. Concurrently with the execution of this Agreement, Buyer has delivered to Seller a true, accurate and complete copy of the R&W Policy as in effect as of the date of this Agreement. Following the Closing Date, Buyer shall not (and shall ensure that its Affiliates and the Company do not) amend, modify, terminate or waive any subrogation provision in the R&W Policy without the prior written consent of Seller Representative in a manner that is adverse to Seller.

Section 6.13 Release of Guarantees. The parties hereto shall cooperate and use their reasonable best efforts to obtain the release of Seller or its Affiliates that are a party to each of the guarantees, performance bonds, bid bonds, letters of credit and other similar agreements related to the Purchased Assets or Assumed Liabilities listed in Schedule 6.13 of the Disclosure Schedule (the “Guarantees”).

Section 6.14 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents, including without limitation obtaining an Assignment and Assumption of Lease prior to the expiration of any applicable Sublease Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.03 and Section 4.22, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section

4.03(a) and Section 4.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the Interim Balance Sheet Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a).

(g) Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(h) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(i) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(j) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(l) Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(m) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02, Section 5.03 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02, Section 5.03(a) and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(b).

(e) Buyer shall have delivered the Indemnification Escrow Amount to the Escrow Agent pursuant to Section 3.02(c).

(f) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(g) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(i) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.03, Section 4.22, Section 5.01, Section 5.02, Section 5.03 and Section 5.04 shall survive indefinitely, and (ii) Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Seller and Seller’s Owner shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability;

(d) any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date; and

(e) fraud by the Seller or Seller’s Owner (prior to the Closing).

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $41,250 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed $412,500 (the “Cap”).

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.03, Section 4.21, Section 4.22, Section 5.01, Section 5.02, Section 5.03 and Section 5.04.

(d) The amount of any Loss to be indemnified pursuant to this ARTICLE VIII shall be determined without regard to the materiality of such Loss.

Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Payments; Indemnification Escrow Fund.

(a) Subject to subsection (b) hereof, once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to, but excluding, the date such payment has been made at a rate per annum equal to six percent (6%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(b) Losses of the Buyer Indemnitees for which the Seller is liable shall be recovered (i) first, from the R&W Policy (to the extent recovery is available under and pursuant to the terms of the R&W Policy with respect to such Losses, taking into account the self-insured retention thereunder) and (ii) second, from the Indemnification Escrow Fund.

(c) With respect to any Losses for which coverage is available under the R&W Policy (after taking into account the limitations and any retention or deductible therein), any indemnification payment under this ARTICLE VIII required to be made by Seller in respect of any such covered Losses, shall be reduced by any proceeds actually received by the Buyer Indemnities under the R&W Policy. Each Buyer Indemnitee shall use its best efforts to recover under the R&W Policy for any Losses prior to seeking indemnification under this Agreement; provided, that, for the avoidance of doubt, no such commercially reasonable efforts shall require a Buyer Indemnitee to commence litigation.

(d) No party shall have any liability under any provision of this Agreement for any Losses to the extent that such Losses are directly caused or increased as a result of the negligent actions, omissions or failure to mitigate by the other party hereto or its officers, directors, employees and agents. Each party hereto shall take and shall cause to be taken all steps reasonably necessary to mitigate all such Losses promptly after becoming aware of any event that could reasonably be expected to give rise to such Losses; provided that no party hereto shall be required to use such efforts if they would be detrimental in any material respect to such Party hereto.

(e) The computation of the Losses pursuant to this Article VIII shall be made after deducting therefrom (i) any indemnity, contribution or other similar payment actually recovered by the indemnified party from any third party with respect thereto, less any cost actually incurred by the indemnified party in the collection of any such proceeds, indemnity, contribution or other similar payment; (ii) any Tax savings actually received by the indemnified party as a result of such event; and (iii) any proceeds actually received by the indemnified party from any insurance policies with respect thereto. In addition, any amount recovered by an indemnified party from third parties with respect to a Loss which has already been indemnified by an indemnifying party shall be promptly paid over by the indemnified party to the indemnifying party.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. No party will be liable under this Article VIII for any Losses arising from or relating to the inaccuracy of, breach of, non-performance of, or noncompliance with any representation, warranty, or obligation in this Agreement if any of Buyer or such Buyer Indemnitee (with respect to any claim brought by such Buyer Indemnitee) or any of Seller or such Seller Indemnitee (with respect to any claim brought by such Seller Indemnitee) had Knowledge (or was capable of acquiring Knowledge after conducting a reasonable investigation) of such inaccuracy, breach, non-performance, or noncompliance prior to the Closing.

Section 8.09 Exclusive Remedies. Subject to Section 2.06, Section 6.03 and Section 9.11, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this

ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Section 8.10 No Effect on R&W Policy. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Article 9), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer to make claims under or recover under the R&W Policy; it being understood that any matter for which there is coverage available under the R&W Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Policy.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Trex Company, Inc. 160 Exeter Drive Winchester ,VA 22603 E-mail: bfairbanks@trex.com Attention: President and Chief Executive Officer

with a copy to:	Trex Company, Inc. 160 Exeter Drive Winchester, VA 22603 E-mail: legal@trex.com Attention: General Counsel

If to Buyer:	Sightline Commercial Solutions LLC 202 North Cedar Avenue, Suite #1 Owatonna, MN 55060

with a copy to:	E-mail: jbea@redpinecm.com Attention: Javon Bea, Manager Messerli & Kramer P.A. 100 South 5th Street Suite 1400 Minneapolis, MN 55402 E-mail: jwarring@messerlikramer.com Attention: Jeremy E. Warring

Section 9.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.03(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF MINNESOTA IN EACH CASE LOCATED IN THE CITY OF MINNEAPOLIS AND COUNTY OF HENNEPIN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS

WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

SELLER:
TREX COMMERCIAL PRODUCTS, INC. a Delaware corporation

/s/ Bryan Fairbanks
By: Bryan Fairbanks
Its: Vice President

SELLER’S OWNER:
TREX COMPANY, INC. a Delaware corporation
/s/ Bryan Fairbanks
By: Bryan Fairbanks
Its: Vice President

BUYER:
SIGHTLINE COMMERCIAL SOLUTIONS, LLC a Minnesota limited liability company

/s/ Jarvon R. Bea
By: Javon R. Bea
Its: Governor

ASSET PURCHASE AGREEMENT

Exhibit A

Escrow Agreement

(See attached)

ASSET PURCHASE AGREEMENT

Exhibit B

Bill of Sale

(See attached)

ASSET PURCHASE AGREEMENT

Exhibit C

Assignment and Assumption Agreement

(See attached)

ASSET PURCHASE AGREEMENT

Exhibit D-1

Intellectual Property Assignments

(See attached)

ASSET PURCHASE AGREEMENT

Exhibit D-2

Patent Assignments

(See attached)

ASSET PURCHASE AGREEMENT

Exhibit E

Transition Services Agreement

(See attached)